INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS AND
REAFFIRMS FULL YEAR EARNINGS GUIDANCE
The company delivers record first half sales and increases full year sales guidance
AUSTIN, Minn. (May 20, 2021) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the second quarter of fiscal 2021. All comparisons are to the second quarter of fiscal 2020 unless otherwise noted.

EXECUTIVE SUMMARY - SECOND QUARTER
•Volume of 1.2 billion lbs., down 3%
•Record net sales of $2.6 billion, up 8%
•Pretax earnings of $293 million, up 2%
•Operating margin of 11.1%, compared to 12.1% last year
•Effective tax rate of 22.1%, compared to 20.6% last year
•Diluted earnings per share of $0.42, flat compared to last year

EXECUTIVE COMMENTARY
"Once again, our balanced business model has proven to be a winning formula as our team delivered record sales in the first half and is on pace to deliver a second consecutive year of record sales," said Jim Snee, chairman of the board, president and chief executive officer. "We were able to achieve these record results through strong foodservice sales, continued elevated demand in the retail, deli and international channels, and improved supply chain performance."

"We anticipated rapid demand changes in our foodservice business, and our team delivered, with sales exceeding 2019 pre-pandemic levels," Snee said. "The investments we have made over the years to build a world-class foodservice business, including an experienced direct sales force and portfolio of products that solve for customer challenges, give us a competitive advantage as the industry recovery accelerates."

"In addition to foodservice growth, demand in our retail and deli channels remains elevated compared to pre-pandemic levels, especially from brands such as SPAM®, Jennie-O®, Hormel® Gatherings®, Hormel® Black Label®, Applegate®, Columbus®, Herdez® and Wholly®," Snee said. "Finally, our international business has never been stronger, with double-digit growth coming from our China business and branded exports."

"The supply chain progress we have made in a difficult operating environment is impressive, and our production team members deserve credit for our record results," Snee said. "Further, we are now benefiting from strategic actions we took before the pandemic to increase production capacity, especially for the pizza toppings and dry sausage categories."

OUTLOOK
"We are increasing our full year sales guidance range and reaffirming our earnings per share guidance range of $1.70 to $1.82 per share, both of which exclude the expected impact of the Planters® snack nuts business,” Snee said. “We have a very positive outlook on the foodservice industry and continue to see elevated demand in the retail, deli and international channels. As we enter this inflationary period, we will continue to offset margin pressure with price actions and supply chain improvements. Our experienced management team has a proven ability to navigate and grow our business in volatile market conditions.”

Fiscal 2021 Outlook*
Net Sales Guidance (in billions)	$10.20 - $10.80
Diluted Earnings per Share Guidance	$1.70 - $1.82
*Does not include the estimated impact from the pending acquisition of the Planters® snack nuts business.

COVID-19 RESPONSE
"Team member safety is our top priority, and to date, over 51 percent of our domestic team members have been fully vaccinated, which is well ahead of the country's vaccination rate," Snee said. "We remain focused on continuing to keep our team members safe even as the impact of the pandemic to our business starts to fade."

In the second quarter, the company absorbed approximately $6 million ($19 million Q2 fiscal 2021 year-to-date) in direct incremental supply chain costs primarily related to enhanced safety measures in its production facilities. The company estimates most of the incremental supply chain costs are temporary and will continue to decline as the pandemic subsides.

PLANTERS® ACQUISITION UPDATE
In February 2021, the company entered into a definitive agreement to acquire the Planters® snack nuts business. The company expects to close the transaction in June 2021. See the news release dated Feb. 11, 2021, for additional details.

SEGMENT HIGHLIGHTS – SECOND QUARTER

Refrigerated Foods

•Volume up 3%
•Net sales up 17%
•Segment profit up 32%

Strong sales growth was led by a significant recovery in foodservice, growth from retail and deli brands, and higher commodity sales. Nearly every foodservice category experienced growth, led by pizza toppings and brands such as Fontanini® and Hormel® Bacon 1™. Retail and deli growth was driven by numerous brands, including Hormel® Black Label®, Hormel® Gatherings®, Sadlers® and Applegate®. The improvement in segment profit was driven by foodservice growth, increased retail fresh pork profits and lower operational costs.

Grocery Products
•Volume down 14%
•Net sales down 8%
•Segment profit down 23%

Volume and sales declined due to difficult comparisons from extremely high levels of demand last year. Demand for branded retail products remained elevated compared to pre-pandemic levels, led by growth in the quarter from Wholly® guacamole and Herdez® salsas and sauces. Segment profit declined due to lower sales. For reference, the segment delivered exceptional growth in the second quarter of fiscal 2020 due to consumer stock-up during the onset of the pandemic.

Jennie-O Turkey Store
•Volume down 3%
•Net sales up 2%
•Segment profit down 54%

Sales increased due to a recovery in foodservice and higher whole bird shipments. Retail sales declined but remain elevated compared to pre-pandemic levels. Segment profit decreased due to the impact of a dramatic increase in feed costs during the quarter.

International & Other

•Volume flat
•Net sales up 17%
•Segment profit up 6%

Sales increased, driven by continued strong results in China and higher sales of branded exports. In China, foodservice sales have fully recovered to pre-pandemic levels. The increase in segment profit was due to growth in China and the Philippines, and higher fresh pork export margins.

CHANNEL HIGHLIGHTS – SECOND QUARTER

In an effort to add an increased level of disclosure and clarity to sales trends compared to the prior year and pre-pandemic levels, net sales have been disaggregated into sales channels. Demand for the company's retail items remained elevated, as exhibited by double-digit growth over fiscal 2019. Foodservice sales exceeded pre-pandemic levels after steep declines last year caused by the effects of the pandemic. Deli channel sales increased due to growth from branded grab-and-go and prepared foods items. International sales increased due to exceptional results in China and growth from branded exports.

	Thirteen Weeks Ended
	April 25, 2021 compared to April 26, 2020	April 25, 2021 compared to April 28, 2019
Net Sales Percent Change (%)
U.S. Retail	—	16
U.S. Foodservice	28	1
U.S. Deli	4	9
International	11	23
Total	8	11

SELECTED FINANCIAL DETAILS
Any forward-looking guidance does not include the estimated impact from the pending acquisition of the Planters® snack nuts business.

Income Statement
•Selling, general and administrative expenses were up 3% compared to the prior year, due to higher employee-related expenses.
•Advertising spend was $31 million compared to $35 million in the prior year.
•Interest and investment income increased during the quarter. Higher investment income partially offset the additional interest expense from the bond issuance in the prior year.
•Operating margin was 11.1% compared to 12.1% in fiscal 2020. Higher raw material and feed costs negatively impacted margins during the quarter.
•The effective tax rate was 22.1% compared to 20.6% last year. Last year's rate benefited from a large volume of stock option exercises during the quarter.

Cash Flow Statement
•Cash flow from operations was $156 million, down 57%. The decrease was due to an intentional increase in inventory to meet elevated demand.
•The company paid its 371st consecutive quarterly dividend on May 17, 2021, at the annual rate of $0.98 per share, a 5% increase over the prior year.
•Capital expenditures in the second quarter were $45 million compared to $80 million last year. The company's target for capital expenditures in fiscal 2021 is $260 million. Large projects include a pepperoni capacity expansion in Nebraska, Project Orion and other projects to support growth of branded products.
•Share repurchases for the quarter totaled $1 million, representing 18 thousand shares purchased.
•Depreciation and amortization expense in the second quarter was $52 million compared to $51 million last year. The full-year expense is expected to be approximately $210 million.

Balance Sheet
•The pending acquisition of the Planters® snack nuts business is expected to be financed through a combination of cash on hand, short-term debt and long-term debt. The company expects this acquisition will responsibly leverage its balance sheet without compromising its disciplined capital allocation policy.
•Cash on hand decreased to $1.5 billion from $1.7 billion at the beginning of the year.
•Total debt decreased to $1.0 billion from $1.3 billion at the beginning of the year as the company repaid its $250 million bond at maturity in April 2021.
•Working capital increased to $2.3 billion from $2.1 billion at the beginning of the year. The increase is due to an intentional increase in inventory to meet elevated demand.

PRESENTATION

A conference call will be webcast at 8 a.m. CDT on Thursday, May 20, 2021. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 7986531. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CDT, Thursday, May 20, 2021, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three straight years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 12 years in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement - Inspired People. Inspired Food.™ - to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statements regarding "Forward-Looking Statements" and "Risk Factors" that appear on pages 26-32 in the company's Form 10-Q for the fiscal quarter ended Jan. 24, 2021, which can be accessed at hormelfoods.com in the "Investors" section.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited
In thousands

	Thirteen Weeks Ended
	April 25, 2021	April 26, 2020	% Change
Net Sales
Grocery Products	$628,232	$683,250	(8.1)
Refrigerated Foods	1,453,380	1,247,336	16.5
Jennie-O Turkey Store	351,179	343,056	2.4
International & Other	173,830	148,823	16.8
Total	$2,606,621	$2,422,465	7.6

Segment Profit
Grocery Products	$97,970	$127,763	(23.3)
Refrigerated Foods	173,352	131,431	31.9
Jennie-O Turkey Store	12,700	27,348	(53.6)
International & Other	24,481	23,164	5.7
Total Segment Profit	308,503	309,706	(0.4)
Net Unallocated Expense	15,904	23,098	(31.1)
Noncontrolling Interest	21	(119)	117.4
Earnings Before Income Taxes	$292,620	$286,489	2.1

	Twenty-Six Weeks Ended
	April 25, 2021	April 26, 2020	% Change
Net Sales
Grocery Products	$1,205,831	$1,223,876	(1.5)
Refrigerated Foods	2,820,457	2,599,127	8.5
Jennie-O Turkey Store	684,500	673,183	1.7
International & Other	356,980	310,714	14.9
Total	$5,067,768	$4,806,899	5.4

Segment Profit
Grocery Products	$190,172	$196,198	(3.1)
Refrigerated Foods	314,524	298,775	5.3
Jennie-O Turkey Store	39,640	65,899	(39.8)
International & Other	56,685	43,115	31.5
Total Segment Profit	601,020	603,986	(0.5)
Net Unallocated Expense	31,451	27,297	15.2
Noncontrolling Interest	133	(39)	444.1
Earnings Before Income Taxes	$569,702	$576,651	(1.2)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
In thousands, except per share amounts

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 25, 2021	April 26, 2020	April 25, 2021	April 26, 2020
Net Sales	$2,606,621	$2,422,465	$5,067,768	$4,806,899
Cost of Products Sold	2,130,314	1,945,113	4,141,291	3,861,127
Gross Profit	476,307	477,352	926,477	945,773
Selling, General and Administrative	199,966	193,912	396,346	389,433
Equity in Earnings of Affiliates	13,074	10,021	27,302	17,608
Operating Income	289,415	293,460	557,433	573,948
Interest and Investment Income (Expense)	10,992	(3,474)	28,284	9,777
Interest Expense	(7,788)	(3,497)	(16,015)	(7,074)
Earnings Before Income Taxes	292,620	286,489	569,702	576,651
Provision for Income Taxes	64,699	58,873	119,386	106,083
Effective Tax Rate	22.1%	20.6%	21.0%	18.4%
Net Earnings	227,921	227,615	450,316	470,568
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	21	(119)	133	(39)
Net Earnings Attributable to Hormel Foods Corporation	$227,901	$227,734	$450,184	$470,606

Net Earnings Per Share
Basic	$0.42	$0.42	$0.83	$0.88
Diluted	$0.42	$0.42	$0.82	$0.86

Weighted-average Shares Outstanding
Basic	540,195	538,119	540,054	536,597
Diluted	547,536	546,373	547,490	545,594

Dividends Declared per Share	$0.2450	$0.2325	$0.4900	$0.4650

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited
In thousands

	April 25, 2021	October 25, 2020
Assets
Cash and Cash Equivalents	$1,484,533	$1,714,309
Short-term Marketable Securities	17,700	17,338
Accounts Receivable	722,185	702,419
Inventories	1,229,030	1,072,762
Income Taxes Receivable	9,263	41,449
Prepaid Expenses	23,875	18,349
Other Current Assets	27,707	12,438
Total Current Assets	3,514,292	3,579,063

Goodwill	2,614,036	2,612,727
Other Intangibles	1,068,399	1,076,285
Pension Assets	196,473	183,232
Investments In and Receivables From Affiliates	309,256	308,372
Other Assets	289,059	250,382
Net Property, Plant and Equipment	1,897,489	1,898,222
Total Assets	$9,889,004	$9,908,282

Liabilities and Shareholders' Investment
Accounts Payable	$577,365	$644,609
Accrued Expenses	47,196	59,136
Accrued Workers Compensation	28,681	25,070
Accrued Marketing Expenses	118,452	108,502
Employee Related Expenses	226,111	252,845
Taxes Payable	28,940	22,480
Interest and Dividends Payable	139,102	132,632
Current Maturities of Long-term Debt	9,333	258,691
Total Current Liabilities	1,175,179	1,503,965

Long-term Debt - Less Current Maturities	1,040,486	1,044,936
Pension and Post-retirement Benefits	557,400	552,878
Other Long-term Liabilities	172,626	157,399
Deferred Income Taxes	237,461	218,779
Accumulated Other Comprehensive Loss	(325,629)	(395,250)
Other Shareholders' Investment	7,031,479	6,825,576
Total Liabilities and Shareholders' Investment	$9,889,004	$9,908,282

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
In thousands

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 25, 2021	April 26, 2020	April 25, 2021	April 26, 2020
Operating Activities
Net Earnings	$227,921	$227,615	$450,316	$470,568
Depreciation and Amortization	52,263	50,588	103,306	99,917
Decrease (Increase) in Working Capital	(127,799)	65,774	(190,384)	(37,065)
Other	3,189	15,895	(1,979)	14,870
Net Cash Provided by (Used in) Operating Activities	155,573	359,872	361,259	548,290

Investing Activities
Net (Purchase) Sale of Securities	(516)	(1,975)	(722)	(1,991)
Acquisitions of Businesses/Intangibles	—	(268,878)	—	(268,878)
Purchases of Property and Equipment	(45,182)	(80,352)	(85,544)	(138,563)
Proceeds From Sales of Property and Equipment	193	7	1,653	1,121
Decrease (Increase) in Investments, Equity in Affiliates, and Other Assets	(2,450)	(11,433)	(2,643)	(14,824)
Net Cash Provided by (Used in) Investing Activities	(47,955)	(362,631)	(87,256)	(423,135)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(252,194)	(2,050)	(254,360)	(4,069)
Dividends Paid on Common Stock	(132,271)	(124,501)	(257,787)	(236,750)
Share Repurchase	(816)	(12,360)	(9,653)	(12,360)
Other	11,575	28,095	13,340	64,448
Net Cash Provided by (Used in) Financing Activities	(373,706)	(110,816)	(508,459)	(188,731)
Effect of Exchange Rate Changes on Cash	(920)	(4,771)	4,680	(3,252)
Increase (Decrease) in Cash and Cash Equivalents	(267,008)	(118,346)	(229,776)	(66,828)
Cash and Cash Equivalents at Beginning of Year	1,751,541	724,419	1,714,309	672,901
Cash and Cash Equivalents at End of Quarter	$1,484,533	$606,073	$1,484,533	$606,073